Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Announces Reduced Quarterly Cash Dividend

ATLANTA, July 29, 2009 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors reduced the quarterly cash dividend from $0.07 per share to $0.04 per share.  The dividend will be payable September 10, 2009 to common stockholders of record at the close of business on August 10, 2009.  This reduction in dividend, along with reduced headcount, employment costs and discretionary expenses, enhances and strengthens our capital structure giving us the opportunity to pay down debt and continue to maintain a solid, conservative balance sheet.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor Web site can be found on the Internet at www.rpc.net.

For information about RPC, Inc. or this event, please contact:

Ben Palmer
Chief Financial Officer
(404) 321-2140
irdept@rpc.net

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@rpc.net